Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated Rob McKay, Sr. Dir. Business Development and Investor Relations Erika Luib, Investor Relations (858) 550-7896	Lippert/Heilshorn & Associates, Inc. Don Markley dmarkley@lhai.com (310) 691-7100

Ligand Enters into Platform Captisol® License and Supply Agreements with Lilly

SAN DIEGO (December 21, 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has entered into platform Captisol® license and supply agreements with Eli Lilly and Company in undisclosed therapeutic areas. During the collaboration, Lilly will be permitted to nominate an unlimited number of drug candidates from its internal pipeline for Captisol formulation. Ligand will provide clinical supplies of Captisol, and may ultimately supply commercial quantities of Captisol to Lilly if a product should be successfully commercialized. Under the terms of the agreement, Ligand will receive a $1 million upfront payment. Other financial terms of the deal were not disclosed.

“Ligand is extremely pleased to have Lilly on our roster of high quality partners utilizing the Captisol technology,” said Matt Foehr, Executive Vice President and Chief Operating Officer of Ligand Pharmaceuticals. “The structure of this expanded platform relationship was designed to easily enable Lilly to bring as many molecules into the collaboration as possible, potentially allowing Ligand to significantly expand its partnered asset portfolio with a very high quality partner.”

About Captisol®

Captisol is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. This unique technology was originally developed by Ligand and has enabled five FDA approved products. There are currently over twenty Captisol-enabled® products in development.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, rheumatoid arthritis and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc. and The Medicines Company. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that any product in the Ligand or Eli Lilly pipelines in relation to the Captisol® collaboration or otherwise will be successfully developed, that Ligand’s supply capabilities will be sufficient to meet the requirements of Eli Lilly or any other Captisol partner, that regulatory approvals will be granted, that patient and physician acceptance of these products will be achieved, that final results of human clinical trials will be consistent with any interim results, that final results will be supportive of regulatory approvals required to market products or that any revenue will be achieved from these partnered programs. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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